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                                                          OMB APPROVAL
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------                                            OMB Number:   3235-0287
FORM 4                                            Expires:  September 30, 1998
------                                            Estimated average burden
                                                  hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

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1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
     CARL    CHERYL   P.                         CITYSCAPE FINANCIAL CORP. (CTYS)            Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)         (Middle)  3. IRS or Social Security  4. Statement for      ----              ---
                                               Number of Reporting        Month/Year          X  Officer (give    Other (Specify
              182 KNEELAND AVENUE              Person (Voluntary)                            ----        title ---       below)
---------------------------------------------                                                             below)
                 (Street)
                                                                                                         SECRETARY
                                                                              APRIL 1997               ------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,     7. Individual or Joint/Group Filing
                                                                             Date of Original     Reporting (Check Applicable Line)
                                                                             (Month/Year)            X  Form filed by One Reporting
                                                                                                  ----- Person
                                                                                                  ----- Form filed by More than One
     YONKERS  NEW YORK   10705                                                                          Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V      Amount   (A) or    Price                          (I)            ship
                                                                    (D)                                      (Instr. 4)     (Instr.
                                                                                                                            4)

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 COMMON STOCK                                                                                   356,200         D
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Reminder: Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                             (Over)

*If the form is filed by more than one reporting person, see Instruction
 4(b)(v).

                                                                 SEC 1474 (7/96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 4)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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EMPLOYEE STOCK OPTION                                                                            COMMON
(RIGHT TO BUY)             $13.25       4/22/97      A     V    12.000         4/22/97  4/22/07   STOCK    12,000
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EMPLOYEE STOCK OPTION                                                                            COMMON
(RIGHT TO BUY)             $ 2.50                                               7/1/95   6/1/05   STOCK    40,000
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EMPLOYEE STOCK OPTION                                                                            COMMON
(RIGHT TO BUY)             $ 2.50                                               7/1/96   6/1/05   STOCK    40,000
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EMPLOYEE STOCK OPTION                                                                            COMMON
(RIGHT TO BUY)             $ 2.50                                               7/1/97   8/1/05   STOCK    40,000
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EMPLOYEE STOCK OPTION                                                                            COMMON
(RIGHT TO BUY)             $ 2.50                                               7/1/98   6/1/05   STOCK    30,000
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 4)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)
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 EMPLOYEE STOCK OPTION
 (RIGHT TO BUY)                 12,000                       D
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 EMPLOYEE STOCK OPTION
 (RIGHT TO BUY)                 40,000                       D
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 EMPLOYEE STOCK OPTION
 (RIGHT TO BUY)                 40,000                       D
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 EMPLOYEE STOCK OPTION
 (RIGHT TO BUY)                 40,000                       D
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 EMPLOYEE STOCK OPTION
 (RIGHT TO BUY)                 30,000                       D
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Explanation of Responses:

**Intentional misstatements or   /s/ Cheryl P. Carl              5/8/97
  omissions of facts constitute  ------------------------------- -------
  Federal Criminal Violations.   **Signature of Reporting Person   Date
  See 18 U.S.C. 1001 and
  15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                               Page 2
                                           SEC 1474 (7/96)